Exhibit 10.120
Letter of Indemnification

Dated 6 July, 2011

Reynolds Group Holdings Limited

for the benefit and in favour of
the Indemnitees defined in this Letter of Indemnification
(SIG Euro Supervisory Board)

THIS LETTER OF INDEMNIFICATION (this “Letter”) is made on 6 July, 2011
BY:
Reynolds Group Holdings Limited (registered in New Zealand, with registered office at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand) (“RGHL”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	As part of the Reynolds group of companies (the “Reynolds Group”), SIG Euro Holding AG & Co. KGaA is a guarantor, security provider and borrower in respect of the Reynolds Group’s existing financing arrangements (the “Existing Financing Arrangements”).

B.	It is currently intended that RGHL will indirectly acquire Graham Packaging Company Inc. (“GPC”) through the merger of an indirect wholly owned subsidiary of RGHL with and into GPC, with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).

C.	In order to fund the Acquisition and the associated costs and transactions required to effect the Acquisition, certain members of the Reynolds Group intend to incur additional indebtedness; in connection with this additional indebtedness, the Existing Financing Arrangements may be supplemented and/or amended (collectively, the “Financing Transactions”).

In addition, SIG Euro Holding AG & Co. KGaA may be required to take certain steps as may be necessary or desirable to effect corporate restructuring(s) and other steps necessary or desirable to implement the Acquisition and may also participate in and take steps in connection with the acquisition of certain of the GPC entities, and associated steps to fund such acquisitions, by members of the Reynolds Group upon or following closing of the Acquisition, including, without limitation, by way of entry into any acquisition agreement(s), loan agreements, capital increases and/or any other related and necessary documents (the “Acquisition and Structuring Transactions”).

Furthermore, SIG Euro Holding AG & Co. KGaA may be required to take certain steps as may be necessary or desirable to effect other acquisitions, dispositions, financings, refinancings or corporate restructurings in connection with any future acquisition, disposition, financing, corporate restructuring or any other transaction entered into by members of the Reynolds Group, including, without limitation, by way of entry into any acquisition agreement, indenture, credit or other financing agreement, intercreditor agreement, guarantee, security document, purchase agreement, registration rights agreement or any other document, or any joinder to, or amendment or affirmation of, such document (each such transaction, a “Prospective Transaction”, and collectively, the “Prospective Transactions”).

(The Financing Transactions together with the Acquisition and Structuring Transactions and the Prospective Transactions are, collectively, the “Transactions”, and the documents relating to the Transactions, are collectively, the “Transaction Documents”.)

D.	To the extent that the Transaction Documents create a contractual relationship between SIG Euro Holding AG & Co. KGaA and its general partner SIG Reinag AG, SIG Euro Holding AG & Co. KGaA is represented by its supervisory board.

E.	RGHL has agreed to provide an indemnity to the Indemnitees (as defined below) in respect of the Transactions, as further described below.
It is the intention of RGHL that this document be executed as a Letter of Indemnification in favour and for the benefit of each Indemnitee.
IT IS AGREED as follows:
I.	Definitions

“Indemnitee” means each person listed in Schedule I to this Letter and, after the date of this Letter, any person serving as or elected to or appointed to serve as a supervisory board member of SIG Euro Holding AG & Co. KGaA.

2.	Indemnification

Subject to an Indemnitee complying with the procedures of clause 4 below, RGHL shall — upon first demand (auf erstes Anfordern) — indemnify (freistellen) each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of SIG Euro Holding AG & Co. KGaA in his or her capacity as a supervisory board member of SIG Euro Holding AG & Co. KGaA in connection with any Transactions or the approval or execution of any Transaction Document or associated corporate authorization or any resolutions or documents in relation to the Transactions (“Indemnified Liabilities”).

3.	Limitations on Indemnification

Notwithstanding any other provision of this Letter, an Indemnitee shall not be entitled to indemnification under this Letter:
(a)	to the extent that such indemnification is not permitted by applicable laws; or

(b)	to the extent such Indemnified Liabilities are the result of bad faith or wilful misconduct of the Indemnitee; or

(c)	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy; or

(d)	to the extent that payment has or will be made to the relevant Indemnitee by SIG Euro Holding AG & Co. KGaA or any affiliate of RGHL otherwise than pursuant to this Letter; or

(e)	in connection with any proceeding (or part thereof) or appeal in relation to a proceeding initiated by an Indemnitee, unless:
(i)	such indemnification is expressly required to be made by law,

(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of SIG Euro Holding AG & Co. KGaA; or

(iii)	such indemnification is provided by SIG Euro Holding AG & Co. KGaA, in its sole discretion, pursuant to the powers vested in SIG Euro Holding AG & Co. KGaA under applicable law.
4.	Indemnification Procedure

4.1	To qualify for indemnification under this Letter, each Indemnitee shall give RGHL notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Letter.

4.2	To obtain indemnification payments or advances under this Letter, an Indemnitee shall submit to RGHL a written request therefore, together with such invoices or other supporting information as may be reasonably requested by RGHL and reasonably available to the relevant Indemnitee.

4.3	Subject to clauses 4.2 and 4.4, RGHL shall make such indemnification payment within 10 business days of receipt of such invoices and supporting information.

4.4	There shall be no presumption in favour of indemnification. If there is a dispute between RGHL and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of RGHL to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all RGHL and the relevant Indemnitee.

4.5	Each Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to RGHL any related payments claims under such insurance policy. However this clause 4.5 does not affect the Indemnitee’s right to indemnification under clause 2 above.

5.	Severability

If any provision or provisions of this Letter shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Letter and this Letter as such shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing Law; Language

This Letter shall be governed by and its provisions construed in accordance with German law.

Whenever an English term of this Letter is followed by a German term in parenthesis, the German term shall prevail for the purpose of construction of this Letter.

7.	Amendments

No amendment or modification of this Letter shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Letter.

8.	Continuation of Agreement

This Letter shall remain in effect in favour and for the benefit of each Indemnitee with respect to any action or failure to act of such Indemnitee during the term of service of such Indemnitee as a supervisory board member of SIG Euro Holding AG & Co. KGaA, whether or not the term of service of such Indemnitee has concluded.

This Letter has been executed as of the date stated at the beginning hereof.

Reynolds Group Holdings Limited

/s/ Graeme Richard Hart

Name: Graeme Richard Hart
Title: Director

Schedule 1
List of Indemnitees
•	ROLF STANGL

•	CHRISTIAN SATTLECKER

•	HARTMUT HERRLINGER

•	SIMON HERRENBRÜCK

•	AXEL POPPE

•	DIETER JANSEN

•	JÖRG STEINECKER

•	WILLI VOGT

•	JÜERGEN HEIKING

•	PETER HOLTMANN